EXHIBIT 10.1

[On Arbinet-thexchange, Inc. Letterhead]

October 16, 2006

John B. Wynne, Jr.

79 Under Cliff Road

Trumball, CT 06611

Dear Jack:

On behalf of Arbinet-thexchange, Inc. (the “Company”), I am pleased to extend to you an offer of employment in accordance with the following terms:

Title: You will serve as Chief Financial Officer. You will report to the President and CEO, and office in New Brunswick, New Jersey.

Effective Date: Upon acceptance by you, you will immediately become the Company’s Chief Financial Officer.

Duties and Obligations: During your employment you will devote your full business interest and effort to the performance of your duties with the Company. These duties include managing:

•	accounting practices and polices;

•	financial and management reporting;

•	internal controls;

•	long term financial planning

•	treasury and financing activities;

•	tax planning;

•	Sarbanes-Oxley compliance; and

•	all other functions that are commonly associated with the Chief Financial Officer position.

Employment Relationship: Your employment will be “at will” and may be terminated by either you or the Company at any time for any reason or no reason, by providing sixty (60) days written notice to the other party. Your participation in any Company benefit or equity program does not constitute an agreement by the Company to employ or continue to employ you for any period of time. Nothing in this letter creates any express or implied contract. This at-will relationship will remain in effect throughout your employment with the Company and can be changed only by an express written agreement.

Salary and Bonus: While you are employed on a full-time basis by the Company the Company will pay you a base salary which annualizes to $275,000, payable in accordance with the usual payroll practices of the Company including the withholding of all income and employment taxes. You will be eligible for a 45% target bonus based upon achievement of assigned performance goals and subject to the approval of the Board of Directors. The Company will pay you a prorated 2006 bonus of $25,781.25 on February 28th, 2007, provided that you have not been terminated for cause (as defined in section “d)” in “Termination” below).

Equity: You will also be eligible to participate in the Company’s employee stock option plan. Under the option plan and subject to the approval of the compensation committee and Board of Directors, the Company will grant you an option to purchase 175,000 shares of common stock of the Company at an exercise price of the last reported sale price on the date of grant and shall vest monthly over a 4-year period.

Notwithstanding the foregoing, in the event of a Change in Control (as defined below), (i) on the day of a change in control event, one-half of the unvested options shall vest, with the remaining unvested portion vesting monthly and equally over the remaining portion of the vesting term; provided that the grantee is employed by the Company or a subsidiary, or is associated with the Company or subsidiary as a director or consultant, on the applicable vesting dates; and (ii) if there is a “change in control” event (as defined below) and if within twelve months of such Change of Control the grantee’s employment with the Company is terminated (other than a termination for “cause” as defined in Section 1.6.5 of the Plan) then all restrictions shall lapse.

For purposes hereof, a “Change in Control” event shall mean a change in ownership or control of the Company effected through any of the following transactions:

I.	a merger, consolidation or other reorganization approved by the Company’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction, or

II.	a stockholder-approved sale, transfer or other disposition of all or substantially all of the Company’s assets, or

III.	the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934 Act (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) becomes directly or indirectly the beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of the Company’s securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Company’s existing stockholders, or

IV.	a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

These options will be subject to various restrictions, including restrictions on transfer, forfeiture and repurchase provisions. Further details regarding the option plan will be provided to you once you have been granted options.

Additionally, you will be awarded a performance share grant of 35,000 common stock shares that can be earned pursuant to a performance agreement that will be executed upon your first day of employment. Further details regarding the performance requirements will be provided to you at that time.

Benefits: You will participate to the extent eligible and subject to confirming coverage with applicable underwriters (if any), in all of the Company’s employee benefit programs generally provided to other executives, in accordance with the terms thereof as in effect from time to time. These benefits are described in the enclosed materials along with a copy of the employee handbook, which describes the Company’s policies and procedures that will govern certain aspects of your employment. Please be sure to review the handbook and sign and return the acknowledgement of receipt page at the end of the handbook to Kathy Cunningham on or prior to your first day of employment.

Relocation: In lieu of a relocation package, the Company shall reimburse you for reasonable commuting expenses. Such reimbursement shall not exceed $2,000 per month.

Vacation: The Company’s vacation year runs from January 1st to December 31st and you will be eligible for a 4-week vacation, which is accrued based on your date of hire as explained in the handbook.

Termination of Employment:

a)	In the event that your employment is terminated by the Company without cause, or by you for Good Reason, the Company will pay you, subject to your compliance with this and paragraphs b, c and d following, (i) any unpaid base salary through the date of termination and any accrued vacation; (ii) severance pay equal to twelve (12) months base salary at the rate in effect on the date of termination (iii) an amount reimbursing you for the applicable premium payment for any COBRA coverage payable under the Company health or welfare plan for you and your dependents during the twelve (12) month period following the date of termination (the “Twelve Month Period”); (iv) an amount equal to any employer contribution that would have been made by the Company pursuant to any retirement plan of the Company on your behalf and you remained employed by the Company during the Twelve Month

Period assuming you contribute the maximum amount to the plan. Notwithstanding the foregoing, the amounts paid to you pursuant to subsections (iii) and (iv) of this paragraph (a) shall not exceed $25,000.

b)	In the event your employment hereunder is terminated for any other reason, the Company will pay you any unpaid base salary and compensation for accrued vacation through the date of termination.

c)	In addition, in all termination events the Company will pay you any other amounts or benefits owing to you under the then applicable employee benefit plans and programs of the Company in accordance with such plans and programs.

d)	For the purposes of this letter “cause” shall mean any of the following: (w) your willful misconduct in the performance of your duties to the Company, or your willful failure to implement any legal policy of the Company; (x) conviction of or plea of guilty or any plea other than “not guilty” to a felony; (y) the violation by you of any material provision of this letter which either is not cured within ten days after a written notice is given to you by the Company or constitutes a habitual breach; or (z) your dishonesty, misappropriation or fraud with regard to the property of the Company or its affiliates.

e)	You may terminate your employment for Good Reason. “Good Reason” means, without your written consent: (i) a material adverse change in your title or the duties assigned to you; (ii) any material failure by the Company to comply with the provisions of this Agreement; or (iii) any requirement by the Company that your primary office location be other than in the states of New York, New Jersey or Connecticut.

Confidential Information: While providing your services, you will have access to and will obtain confidential information as to the Company, its affiliates, its employees, and its customers and you may during the course of your employment develop certain information, inventions or other intellectual property. As a condition of your employment with the Company, you will be required to enter into the Company’s Employee Inventions and Confidentiality Agreement (the “Confidentiality Agreement”). The Confidentiality Agreement exists to ensure the Company and its investors that the Company’s valuable intellectual property and its rights thereto are protected.

Non-Competition/Non-Solicitation

a)

You acknowledge and recognize the highly competitive nature of the Company’s business and that access to the Company’s confidential records and proprietary information renders you special and unique within the Company’s industry. In consideration of the payment by the Company to Employee of amounts that may hereafter be paid to Employee pursuant to this offer, you agree that during your employment hereunder and for a twelve (12) month period after the termination of your employment with the Company (the “Covered Time”), without the prior written consent of the Company, you will not enter into Competition with the Company. “Competition” shall mean participating, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any capacity whatsoever in a business in competition with any business conducted by the Company or its affiliates (a “Competitor”) in any jurisdiction where the Company and/or its affiliates conduct such business as of the date Employee’s employment terminates, and shall be deemed to include, without limitation, any business activity or jurisdiction which is covered by or included in a written proposal or business plan existing on the date of the termination of Employee’s employment with the Company; provided, however, that such participation shall not include (i) the ownership of not more than one percent (1%) of the total outstanding stock of a publicly held company, (ii) the performance of services for any enterprise to the extent such services are not performed, directly or indirectly, for a business unit of the enterprise in the aforesaid Competition or (iii) any activity engaged in with the prior approval of the Board.

b)	In further consideration of the payment by the Company to you of amounts that may hereafter be paid to you pursuant to this offer, you agree that during the Covered Time you shall not (i) directly or indirectly solicit or attempt to solicit any of the employees, agents, consultants or representatives of the Company to terminate his, her or its relationship with the Company; (ii) directly or indirectly solicit or attempt to solicit any of the employees, agents, consultants or representatives of the Company to become employees, agents, representatives or consultants of any other person or entity (including yourself or any person or entity owned or controlled by you); or (iii) directly or indirectly solicit or attempt to solicit any customer, vendor or distributor of the Company with respect to any product or service being furnished, made, sold or leased by the Company or proposed to be furnished, made, sold or leased by the Company and which is covered in a written proposal or business plan by the Company.

c)	You understand that the provisions of this section (a) and (b) may limit your ability to earn a livelihood in a business similar to the business of the Company but nevertheless agree and hereby acknowledge that the consideration provided under this offer is sufficient to justify the restrictions contained in such provisions. In consideration thereof and in light of your education, skills and abilities, you agree that you will not assert in any forum that such provisions prevent you from earning a living or otherwise are void or unenforceable or should be held void or unenforceable.

Governing Law/Miscellaneous: This offer is subject to the laws of the State of New York. This offer, along with the Confidentiality Agreement, sets forth the terms of your employment with the Company and supersedes all prior agreements, arrangements and communications, whether oral or written, between the Company and you. This letter may not be altered, modified or amended except by written instrument signed by an individual authorized to sign on behalf of the Company (other than you) and by you. This letter may not be assigned in whole or in part, except that the Company may assign it to an acquirer of all or substantially all of the assets of the Company. This letter shall be binding on the successors and permitted assignees of the parties hereto.

This offer of employment is contingent on a successful background check and verification of your employment eligibility as required by the Immigration Reform and Control Act of 1986, which requires us to verify your employment eligibility. On the first day of work, please bring documents that show both your identification and authorization to work in the United States. These documents can be a U.S. birth certificate or social security card and driver’s license; a U.S. passport; or a Certificate of Naturalization.

This offer is made to you based on your representation to the Company that your acceptance of employment with the Company and performance of the contemplated services does not and will not conflict with or result in any breach or default or violate any other legal restriction. If you find this offer of employment acceptable, please sign and return this offer letter to me.

Sincerely,

/s/ J. Curt Hockemeier
J. Curt Hockemeier

Accepted by:

/s/ John B. Wynne, Jr.
John B. Wynne, Jr.

Date: 10/16/2006